Exhibit 10.15

October 16, 2024	$250,000

AMENDED AND RESTATED SECURED PROMISSORY NOTE

For value received, the undersigned, Helio Corporation, (“Maker”), hereby promises to pay to the order of Jeff Cole (“Payee”), the principal sum of Two Hundred Fifty Thousand Dollars ($250,000) (“Principal Sum”), as provided in this promissory note (this “Note”).

Interest and Payments. The outstanding average daily principal balance of this Note shall accrue simple interest, beginning on the date of receipt of good funds by Maker of the initial loan made hereunder, at the rate per annum of 9.75% per annum, with interest paid quarterly. Payments shall be made by Maker on a quarterly basis, beginning with the quarter ending March 31, 2025 and for each successive quarter thereafter. All payments shall be due within 15 days from the end of each quarter.

Maturity Date. All unpaid principal, interest, and other amounts owing under this Note shallbe due made payable in full on November 5, 2025 (the “Maturity Date”), unless called sooner by Payee. Payee shall have the right to call this Note due on Thirty (30) days written notice to Maker at any time following receipt by Maker of a minimum Five Million Dollars ($5,000,000) investment. In the event the Note is called hereunder by Payee, Maker shall have Fifteen (15) days to pay all principal and accrued interest. All payments by the Maker shall be made at a place as designated by Payee.

Additional Consideration. As additional consideration for the making of this Note, the undersigned Greg Delory agrees to and does hereby transfer a total of 15,000 shares of stock in Helio Corporation from his personal holdings to Payee hereunder, subject to all applicable holding periods. Such stock shall be restricted and subject to a 6 month lock up from the date that Maker commences trading on the NYSE or Nasdaq Exchange. If Maker does not achieve such an exchange listing on or before April 30, 2025, this lock up provision shall be null and void. In addition to the above 15,000 shares, Maker shall also issue 15,000 shares to Payee for Payee agreeing to waive any prior granted conversion rights under this Note. Said shares to be issued on or before October 31, 2024, which shall also be subject to the same restrictive periods and lock up agreement.

There will be two (2) separate instances where additional shares will be transferred from Mr. Delory to Payee as follows. Such shares shall have the same restrictive and lock up provisions as all other shares described herein:

(i)	If the current S-1 registration statement is not filed with the SEC on or before September 1, 2024, Mr. Delory will transfer an additional 5,000 shares to Payee; and

(ii)	If the planned exchange listing does not occur on or before December 1, 2024, an additional 5,000 shares shall be transferred from Mr. Delory to Payee, every 30 days thereafter until the exchange listing occurs.

(iii)	However, once this Note is paid off in full, no further additional shares as set forth above shall be due or transferred.

Maker agrees to file a registration statement for all shares transferred to Payee hereunder within 60 days of the initial exchange listing trading date. However, the registration of such shares shall not affect the agreed 6 month lock up of the shares referenced herein, such lock up shall survive such registration and remain binding on the parties thereafter.

Other than the equity grant described herein, Payee shall have no conversion or other equity rights associated with this Note. Maker agrees to reimburse Payee up to $500 for Payee obtaining a legal opinion for ultimately having the restrictions removed from the above shares, once they are legally eligible for trading.

Security and Collateral, UCC Filing. This Note is secured by a first lien on all accounts receivable owned or held by Maker. Maker has provided and shall continue to provide to Payee a full and accurate copy of all current accounts receivable reports showing accurate balances of all monies owed to Maker hereunder by all customers of Maker. Maker shall direct its attorney to file a UCC- 1 financing statement in the states of Florida and California for the purpose of perfecting a first lien in favor of Payee on all accounts receivable.

Stock Pledge. As additional and secondary collateral for the payment of this Note, the undersigned Greg Delory shall and does hereby pledge 150,000 shares of his stock in Helio Corporation as further collateral for the payment hereunder. The pledge shall only become active and enforceable if Payee has first liquidated and collected all monies reasonably possible under the accounts receivable pledge and if there is still a shortfall, in which case said 150,000 shares may be taken and sold to satisfy any remaining obligations. In such event, Mr. Delory shall tender such pledged shares to Payee on demand. This stock pledge does not constitute a personal guarantee by Greg Delory of the obligations hereunder.

No Prepayment Penalty after 180 days. Maker may prepay this Note, including all principal and accrued interest, at any time without penalty after 180 days from initial funding hereunder. Maker shall not make any prepayment during said 180 day period.

Default; Remedies. Upon the occurrence and during the continuance of (a) a default in the Maker’s obligations under this note, which default has not been cured within fifteen (15) days following written notice of such default from Payee to the Maker, Payee may declare the entire unpaid principal of and unpaid interest on this Note immediately due and payable, without notice, demand, or presentment, all of which are hereby waived, foreclose any liens or security interests securing all or any part hereof, offset against this Note any sum or sums owed by the Payee to the Maker, or exercise any other right or remedy to which the Payee may be entitled by agreement, at law, or in equity.

Costs of Collection. If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceedings, the Maker agrees to pay court costs, reasonable attorneys’ fees, and other reasonable costs of collection of the Payee.

Entirety, Governing Law. This Note reflects the full and final agreement between the Parties with regard to all matters set forth herein and no amendment, alteration or modification hereof shall be binding unless in writing and signed by both parties. This Note and transaction shall be governed in all respects under Florida law and venue in any action arising out of or related to this Note or transaction shall lie exclusively in the courts in and for Flagler County, for all purposes.

Headings. The clause headings in this Note are for convenience only and do not constitute any part of the Note.

Made and Executed to be effective as of the date set forth above.

MAKER: HELIO CORPORATION		PAYEE:

By:	/s/ Greg Delory	By:	/s/ Jeff Cole
	Greg Delory, President		Jeff Cole

/s/ Greg Delory
Greg Delory
(for stock pledge and personal share transfer provisions only)